EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Combination Price Increase and Operating Realignment to
Combat Volatile Raw Material, Fuel Costs
Torrance, California, October 18, 2005 — Virco Mfg. Corporation (AMEX: VIR) today released an update on business conditions in the following letter to shareholders from Robert A. Virtue, President and CEO:
We warned in our second quarter press release, dated September 8, 2005, that raw material volatility and higher energy costs were beginning to affect operating margins. Results from August and September have now been finalized and margins did indeed decline, although not to prior-year levels. As of this press release, margins have stopped declining, but commodities markets remain volatile. In response, we are initiating an immediate restructuring to go along with our 2006 price increase, which was released to our various markets one month ago. The combined restructuring/price increase is more aggressive than last year’s and is intended to fully, not incrementally, restore operating margins to historic levels.
The restructuring, announced on Monday, October 17, involves all departments in both our Conway, Arkansas and Torrance, California divisions. As with prior restructurings, our major goal is to more fully align operations with the seasonality of the educational equipment market. To this end, we are making use of voluntary and involuntary layoffs, job reassignments, and the conversion of positions from full-time to seasonal or part-time status. We have simultaneously lowered the threshold for full health care benefits to twenty hours per week. This will allow a greater proportion of our experienced workforce, especially in support departments, to volunteer for seasonal or part-time work. In total, we expect approximately 100 employees, or 7% of our workforce, to be affected by the restructuring. At its conclusion, Virco will have approximately 1100 employees supporting more than $200,000,000 in annual revenue.
We anticipate the cost of severance packages to be offset by voluntary conversions to seasonal/part-time status, resulting in a neutral to slightly positive effect on fiscal 2005 results. Nonetheless, low margins in August, September and October will likely cause us to violate our loan covenants for the third quarter. That is why we are taking these immediate and aggressive actions.
Underlying demand for our products and services remains steady. Incoming orders are up 5% compared to last year; shipments are up over 8%. The key engines that drive our business — a full product assortment of equipment for educators; a nationwide network of

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contracts and relationships; professional project management; on-time delivery; and new products appropriate for modern campuses — will be fully supported by our realigned structure.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the impact of Hurricane Katrina, Hurricane Rita; the cost and availability of raw materials and fuel; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2005, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing

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